UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1. Name and Address of Reporting Person

CHARLES R. TOPE
3892 BEACON STREET
MARIETTA, GA  30062
U.S.A.


2. Issuer Name and Ticker or Trading Symbol

CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR)


3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Statement for Month/Year

APRIL 2002


5. If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

(   )  Director     (    )  10% Owner    (    )  Officer  (Give Title Below)
( X )  Other (Specify Below)
	DIRECTOR OF FRANCHISE SALES AND DEVELOPMENT




7. Individual or Joint/Group Filing (Check Applicable)

(X )  Form filed by One Reporting Person
(    )  Form filed by More than One Reporting Person


SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			CHECKERS DRIVE-IN RESTAURANTS, INC.
		CENTRAL INDEX KEY:					0000879554
		STANDARD INDUSTRIAL CLASSIFICATION:		RETAIL-EATING PLACES [5812]
		IRS NUMBER:						581654960
		STATE OF INCORPORATION:				DE
		FISCAL YEAR END:					1231
		SEC FILE NUMBER:					000-19649

	BUSINESS/MAILING ADDRESS:
		STREET 1:							4300 WEST CYPRESS STREET, SUITE 600
		CITY:								TAMPA
		STATE:							FL
		ZIP:								33607
		BUSINESS PHONE:						8132837000


Table I Non-Derivative Securities Beneficially Owned

Title of Non-Derivative Security





Amount Beneficially Owned at End of the Month
Ownership Direct or Indirect


Nature of Indirect Beneficial Ownership






























Table II Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
Title of Derivative Security




Date Exercisable
Expiration Date
Title
Number of Shares
Conversion or Exercise Price of Derivative Security

Ownership Direct or Indirect
Nature of Indirect Beneficial Ownership








































Explanation of Responses:



	______________________________________________		______________
Signature of Reporting Person					Date